Exhibit 1

SCHEDULE A

TRANSACTIONS

Reporting Person	Date	Nature	Shares of Common Stock	Price
Icahn Partners LP	5/8/2026	Sale of Shares in the Open Market	(1,779,069)	$5.08
Icahn Partners LP	5/11/2026	Sale of Shares in the Open Market	(1,885,000)	$5.04
Icahn Partners LP	5/12/2026	Sale of Shares in the Open Market	(788,325)	$4.74
Icahn Partners LP	5/13/2026	Sale of Shares in the Open Market	(997,490)	$4.69
Icahn Partners LP	5/14/2026	Sale of Shares in the Open Market	(1,016,754)	$4.80
Icahn Partners Master Fund LP	5/12/2026	Sale of Shares in the Open Market	(342,645)	$4.74
Icahn Partners Master Fund LP	5/13/2026	Sale of Shares in the Open Market	(902,510)	$4.69
Icahn Partners Master Fund LP	5/14/2026	Sale of Shares in the Open Market	(919,942)	$4.80